Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS THIRD QUARTER 2015 RESULTS

•	Net sales of $5.5 billion decreased 13 percent, with underlying sales down 5 percent

•	Average trailing three-month underlying order rates for the previous four months were down 9 percent

•	Reported earnings per share decreased 18 percent to $0.84

•	Share repurchase of $639 million in the quarter

ST. LOUIS, August 4, 2015 – Emerson (NYSE: EMR) today announced that net sales in the third quarter ended June 30, 2015 were down 13 percent, with underlying sales down 5 percent excluding unfavorable currency translation of 5 percent and an impact from divestitures of 3 percent. The Company continues to face headwinds from a global slowdown in spending that were initially apparent in January orders. Third quarter sales reflected the impact of lower oil prices in both oil and gas and energy-related markets, the continued strength of the U.S. dollar, and slowing conditions in emerging markets. Global demand was mostly down with the Middle East/Africa region being the exception, up 3 percent. The U.S. was down 7 percent, Europe was down 2 percent, Asia down 7 percent, and Latin America down 10 percent. Commercial & Residential Solutions was the only segment with positive underlying sales growth, benefiting from favorable trends in U.S. construction.
Profitability declined, reflecting volume deleverage, unfavorable mix, the impact of the stronger U.S. dollar on operations and increased restructuring expense. Earnings per share for the quarter were $0.84, a decrease of 18 percent. With the expectation that current market conditions will remain difficult, the Company is focused on items within its control, as its businesses execute their restructuring programs over the remainder of fiscal 2015. Restructuring for the first nine months of the fiscal year totaled $89 million and full-year restructuring is now expected to be in the range of $160 to $180 million. Operating cash flow declined 51 percent, due to lower operating results and taxes paid on the gain from the divestiture of the power transmission solutions business.
"The third quarter was an extension of the challenges and market headwinds that have affected our business over the past two quarters, with an increasingly negative impact on results," said Chairman and Chief Executive Officer David N. Farr. "Our trailing three-month underlying order rates have continued to be down 8 to 10 percent for the last four months, causing us to now reevaluate our expectations for the fourth quarter. We expect difficult market conditions to continue over the next 3 to 4

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quarters as global spending remains under pressure from the uncertainty in oil prices and sluggish growth in capital spending across many mature and emerging markets. These trends demand that we maintain a sharp focus on executing the plans that we initiated in early February in order to position our Company for growth and improved profitability when more favorable market conditions return.
"The strategic repositioning actions announced last month are further evidence that Emerson will continue to review and take decisive actions in order to improve our portfolio and to meet the changing needs of our customers and markets," Farr continued. "We have a long history of reinventing our Company and these actions are another example of the foresight and dedication of the entire management team to creating long-term, sustainable shareholder value."

Business Segment Highlights

Process Management net sales decreased 10 percent, with underlying sales down 4 percent. Foreign currency translation had a 6 percent unfavorable impact. Order rates during the quarter continued to be affected by a reduction in global spending in the oil and gas industry, resulting from the lower oil and natural gas prices and strength of the U.S. dollar. Upstream oil and gas markets remain under the most pressure as project decisions are being delayed globally. Downstream markets continue to be an opportunity for growth, but not at a level that will offset the significant capital reductions in upstream spending. Underlying sales in North America were down 5 percent as oil project activity was slow, but chemical and power markets exhibited growth. Demand was down 7 percent in Asia but mixed, with growth in South Korea and other emerging markets offset by slowing economic conditions in China and continued weakness in Australia. Europe was down 1 percent, as strong growth in emerging countries was offset by declines in mature western European markets. Middle East/Africa grew 5 percent reflecting favorable activity levels across the region, particularly in midstream and downstream spending. Segment margin decreased to 17.9 percent, primarily due to volume deleverage, unfavorable mix, the impact of the stronger dollar on operations, and increased restructuring expense. Demand is expected to remain weak through at least the first half of fiscal 2016. Given the continued downward trend in commodity prices a significant recovery will not be experienced until 2017.
Industrial Automation net sales were down 23 percent, with underlying sales down 5 percent as currency translation deducted 7 percent and divestitures deducted 11 percent. Third quarter sales reflected continued softness in European demand, upstream oil and gas, and industrial spending, specifically in energy-related and commodity markets. Underlying sales were down in all regions, with North America down 11 percent, Europe down 2 percent, and Asia down 1 percent. Segment margin decreased to 15.8 percent, primarily due to volume deleverage and unfavorable mix. Market conditions are expected to remain challenging in the near term, with only gradual improvement in Europe and sustained headwinds from reduced spending in upstream oil and gas.

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Network Power net sales decreased 17 percent, with underlying sales down 11 percent as currency translation deducted 5 percent and divestitures deducted 1 percent. By geography, Asia was down 17 percent, driven by significant weakness in China, Europe was down 4 percent, North America down 10 percent, Latin America flat and Middle East/Africa down 22 percent. Global demand for data center infrastructure and telecommunications investment was down across all geographies. Segment margin declined to 3.6 percent, primarily due to volume deleverage, lower price, unfavorable mix, and increased restructuring. Demand is expected to remain mixed by geography, with areas of opportunities in both data center infrastructure and telecommunications power spending.
Climate Technologies net sales decreased 6 percent. Underlying sales declined 3 percent and currency translation also deducted 3 percent. North America was down 6 percent, resulting from a double-digit decrease in the U.S. residential air conditioning business, as customers continue to work through the remaining pre-built inventory that was driven by regulatory changes effective January 1, 2015. Asia increased 3 percent, as growth in the India and Southeast Asia air conditioning and refrigeration businesses more than offset slowing demand in China. Demand was mixed in other geographies, with the Middle East/Africa up 28 percent driven by both air conditioning and refrigeration, Europe down 4 percent, and Latin America down 9 percent. Segment margin decreased to 19.7 percent, primarily due to volume deleverage, higher warranty expense, and unfavorable mix. Sales in the fourth quarter are expected to be down modestly, reflecting the impact of the U.S. residential air conditioning pre-build and some impact from cooler than normal temperatures and significant rainfall in key parts of the United States. Normalizing for the pre-build, twelve-month rolling sales growth is in line with the industry.
Commercial & Residential Solutions net sales decreased 3 percent, with underlying sales up 1 percent, led by favorable trends in U.S. construction. Foreign currency translation deducted 2 percent and the transfer of a small product line to another segment deducted 2 percent. Growth in food waste disposers and wet/dry vacuums more than offset declines in the professional tools and storage businesses. Demand in the professional tools business continues to reflect the impact of the decline in oil and gas related spending. Segment margin decreased to 20.6 percent reflecting unfavorable business mix. Favorable conditions in U.S. construction markets are expected to continue in the near term, supporting the outlook for modest growth in the fourth quarter.

2015 Outlook
Little change is expected in market conditions for the remainder of the fiscal year. The sustained headwinds from lower oil prices, strength of the U.S. dollar, a broad slowdown in industrial spending, and sluggish growth in certain emerging and mature markets will reduce underlying sales growth across our businesses. We now expect 2015 net sales to decline approximately 9 percent. Underlying sales are expected to be down approximately 2 percent, excluding negative currency translation of approximately 5

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percent and a 2 percent deduction from divestitures. Profitability will continue to be challenged by lower underlying growth and the impact of accelerated restructuring. As a result, reported earnings per share are expected to be $3.97 to $4.07, including the power transmission solutions divestiture gain of $0.77 per share.
"Despite operating in difficult market conditions, our employees have done an outstanding job of supporting and serving customers while at the same time taking the necessary actions to deliver long-term shareholder value," Farr said.

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the third quarter results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.
On Thursday, September 17, 2015, Emerson Chairman and Chief Executive Officer David Farr will present at the Morgan Stanley Laguna Conference in Laguna Beach California. The presentation will be posted on Emerson's website at www.emerson.com/financial at the time of the event and remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include Emerson's ability to successfully complete, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended June 30,		Percent
	2014	2015	Change

Net sales	$6,312	$5,503	(13)%
Costs and expenses:
Cost of sales	3,674	3,269
SG&A expenses	1,424	1,276
Other deductions, net	96	122
Interest expense, net	46	40
Earnings before income taxes	1,072	796	(26)%
Income taxes	334	222
Net earnings	738	574	(22)%
Less: Noncontrolling interests in earnings of subsidiaries	10	10
Net earnings common stockholders	$728	$564	(23)%

Diluted avg. shares outstanding	703.3	668.9

Diluted earnings per share common stockholders	$1.03	$0.84	(18)%

	Quarter Ended June 30,
	2014	2015
Other deductions, net
Amortization of intangibles	$55	$52
Rationalization of operations	11	36
Other	30	34
Total	$96	$122

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Nine Months Ended June 30,		Percent
	2014	2015	Change

Net sales	$17,730	$16,490	(7)%
Costs and expenses:
Cost of sales	10,461	9,810
SG&A expenses	4,262	3,999
Gain on sale of business	—	932
Other deductions, net	328	322
Interest expense, net	147	126
Earnings before income taxes	2,532	3,165	25%
Income taxes	763	1,083
Net earnings	1,769	2,082	18%
Less: Noncontrolling interests in earnings of subsidiaries	32	20
Net earnings common stockholders	$1,737	$2,062	19%

Diluted avg. shares outstanding	705.6	682.6

Diluted earnings per share common stockholders	$2.45	$3.01	23%

	Nine Months Ended June 30,
	2014	2015
Other deductions, net
Amortization of intangibles	$170	$160
Rationalization of operations	45	89
Other	113	73
Total	$328	$322

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30,
	2014	2015
Assets
Cash and equivalents	$3,049	$3,393
Receivables, net	4,772	4,272
Inventories	2,253	2,144
Other current assets	739	835
Total current assets	10,813	10,644
Property, plant & equipment, net	3,737	3,610
Goodwill	7,917	6,930
Other intangible assets	1,768	1,575
Other	880	705
Total assets	$25,115	$23,464

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$2,975	$3,179
Accounts payables	2,645	2,402
Accrued expenses	2,736	2,678
Income taxes	177	53
Total current liabilities	8,533	8,312
Long-term debt	3,565	4,290
Other liabilities	2,144	2,063
Total equity	10,873	8,799
Total liabilities and equity	$25,115	$23,464

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30,
	2014	2015
Operating activities
Net earnings	$1,769	$2,082
Depreciation and amortization	623	613
Changes in operating working capital	(157)	(530)
Pension funding	(90)	(21)
Gain on divestiture of business, after tax	—	(528)
Income taxes paid on divestiture gain	—	(360)
Other, net	139	172
Net cash provided by operating activities	2,284	1,428

Investing activities
Capital expenditures	(573)	(516)
Purchase of businesses, net of cash and equivalents acquired	(610)	(250)
Divestitures of businesses	264	1,399
Other, net	(107)	(86)
Net cash (used by) provided by investing activities	(1,026)	547

Financing activities
Net increase in short-term borrowings	1,133	945
Proceeds from long-term debt	1	1,000
Principal payments of long-term debt	(323)	(504)
Dividends paid	(910)	(960)
Purchases of common stock	(783)	(2,041)
Purchases of noncontrolling interests	(574)	—
Other, net	(19)	(12)
Net cash used by financing activities	(1,475)	(1,572)

Effect of exchange rate changes on cash and equivalents	(9)	(159)

Increase (decrease) in cash and equivalents	(226)	244

Beginning cash and equivalents	3,275	3,149

Ending cash and equivalents	$3,049	$3,393

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30,
	2014	2015
Sales
Process Management	$2,317	$2,084
Industrial Automation	1,289	990
Network Power	1,237	1,028
Climate Technologies	1,191	1,125
Commercial & Residential Solutions	492	477
	6,526	5,704
Eliminations	(214)	(201)
Net sales	$6,312	$5,503

Earnings
Process Management	$473	$373
Industrial Automation	214	156
Network Power	107	37
Climate Technologies	250	222
Commercial & Residential Solutions	108	98
	1,152	886
Differences in accounting methods	63	54
Corporate and other	(97)	(104)
Interest expense, net	(46)	(40)
Earnings before income taxes	$1,072	$796

Rationalization of operations
Process Management	$4	$12
Industrial Automation	2	4
Network Power	3	17
Climate Technologies	1	2
Commercial & Residential Solutions	1	1
Total	$11	$36

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30,
	2014	2015
Sales
Process Management	$6,466	$6,225
Industrial Automation	3,670	3,176
Network Power	3,711	3,210
Climate Technologies	3,018	3,007
Commercial & Residential Solutions	1,418	1,422
	18,283	17,040
Eliminations	(553)	(550)
Net sales	$17,730	$16,490

Earnings
Process Management	$1,229	$1,064
Industrial Automation	563	464
Network Power	286	150
Climate Technologies	543	518
Commercial & Residential Solutions	307	292
	2,928	2,488
Differences in accounting methods	180	165
Corporate and other	(429)	638
Interest expense, net	(147)	(126)
Earnings before income taxes	$2,532	$3,165

Rationalization of operations
Process Management	$12	$37
Industrial Automation	7	8
Network Power	13	31
Climate Technologies	11	8
Commercial & Residential Solutions	2	5
Total	$45	$89

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Reconciliations of Non-GAAP Financial Measures & Other						Table 7
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

	Process	Industrial	Network	Climate	Comm &
Q3 sales change	Mgmt	Auto	Power	Tech	Res Solns	Total
Underlying*	(4)%	(5)%	(11)%	(3)%	1%	(5)%
Acq/Div	—%	(11)%	(1)%	—%	—%	(3)%
FX	(6)%	(7)%	(5)%	(3)%	(2)%	(5)%
Other	—%	—%	—%	—%	(2)%	—%
Reported	(10)%	(23)%	(17)%	(6)%	(3)%	(13)%

2015E sales change
Underlying*	~(2)%
Acq/Div	~(2)%
FX	~(5)%
Reported	~(9)%

EPS
			Q3 2014	Q3 2015	% Change
Reported			$—	$—	—%
Gain on sale of power transmission solutions			$—	$—	—%
Adjusted*			$—	$—	—%

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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